EXHIBIT 99.1

Lexaria Bioscience Begins Largest Cannabinoid R&D Program in its History

Kelowna, British Columbia March 20, 2019 Lexaria Bioscience Corp. (OTCQX: LXRP) (CSE: LXX) (the Company or Lexaria ), a drug delivery platform innovator, announces that work has commenced on its largest-ever cannabinoid research program, which will also test Lexaria-designed nanotech enhancements. This new program is comprised of 11 separate animal studies, each of which is comparable in scope to individual animal studies conducted by the Company during 2018.

Lexaria began its 2019 in vivo study design six months ago and laboratory test articles have all been produced and exceed all required quality control thresholds. The project has now advanced to the implementation stage. This 2019 R&D project is the largest undertaken in the Company s history and will test for a variety of potential performance enhancing variations of the DehydraTECHTM delivery technology which has already evidenced industry-leading performance.

The Company expects this research to lead to even greater improvements in DehydraTECH performance in next-generation formulations currently under development. Because the current research may also lead to additional patent filings, the Company is not able to provide more detailed design information at this time. Lexaria expects to gain insight into mechanisms by which DehydraTECH-enabled CBD has so often outperformed generic CBD in various trials.

Beginning in early 2018, Lexaria has also evaluated various Company-created nano emulsions to be used in combination with the DehydraTECH delivery system. The 2019 R&D program will for the first time ever evaluate DehydraTECH in combination with these nanotech emulsion formulas. Lexaria has produced countless varieties of beverage formulations enhanced with a combination of DehydraTECH together with nanotech enhancement and believes it has produced beverage formulations that offer industry-leading performance characteristics.

Although there are countless varieties of nanotech available due to the age and maturity of that technology, no other company in the world can offer a combination of nanotech with DehydraTECH nor the increased performance characteristics of both.

Lexaria also announces that, effective March 15, 2019, it has terminated the definitive license agreement entered into between Lexaria CanPharm ULC and NeutiSci International Inc. that was originally announced on February 26, 2018.

Finally, Lexaria announces a change in policy whereby it will no longer uniquely announce each small option or warrant exercise that involve less than 1% of the Company s outstanding shares. Larger warrant and option exercises or a series of small exercises that cumulatively exceed 1% of shares outstanding, will still be announced.

About Lexaria

Lexaria Bioscience Corp. has developed and out-licenses its disruptive delivery technology that promotes healthier ingestion methods, lower overall dosing and higher effectiveness of lipophilic active molecules. Lexaria has multiple patents pending in over 40 countries around the world and has patents granted in the USA and in Australia for utilization of its DehydraTECHTM delivery technology. Lexaria s technology provides increases in intestinal absorption rates; more rapid delivery to the bloodstream; and important taste-masking benefits, for orally administered bioactive molecules including cannabinoids, vitamins, non-steroidal anti-inflammatory drugs (NSAIDs),nicotine and other molecules.

www.lexariabioscience.com

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FOR FURTHER INFORMATION PLEASE CONTACT:

Lexaria Bioscience Corp.

Alex Blanchard, Communications Manager

(250)765-6424 Ext 202

Or

NetworkNewsWire (NNW)

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FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements, including but not limited to: that any additional stock warrants or stock options will be exercised. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, the patent application and approval process and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that existing capital is sufficient for the Company's needs or that it will be able to raise additional capital. There is no assurance that Lexaria will successfully complete any other contemplated or existing technology license agreements; or that results from any studies will be favorable or in any way support future business activities of any kind. Scientific R&D is often unpredictable and unanticipated results could emerge from any study and have a material impact. There is no assurance that any planned corporate activity, scientific study, R&D, business venture, or initiative will be pursued, or if pursued, will be successful. There is no assurance that any of Lexaria s postulated uses, benefits, or advantages for the patented and patent-pending technology will in fact be realized in any manner or in any part. No statement herein has been evaluated by the Food and Drug Administration (FDA). TurboCBDTM, DehydraTECHTM technology and ViPovaTM products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.